Exhibit 99.1

To Our Shareholders

Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers, formerly called Comparable Funds from Operations) for the year ended December 31, 2017 was $713.8 million, $3.73 per diluted share, compared to $683.4 million, $3.59 per diluted share, for the previous year, a 3.9% increase per share.

Funds from Operations, as Reported (apples-to-apples plus one-timers) for the year ended December 31, 2017 was $717.8 million, $3.75 per diluted share, compared to $1,457.6 million, $7.66 per diluted share, for the previous year. (See page 3 for a reconciliation of Funds from Operations, as Reported, to Funds from Operations, as Adjusted.)

Net Income attributable to common shares for the year ended December 31, 2017 was $162.0 million, $0.85 per diluted share, versus $823.6 million, $4.34 per diluted share, for the previous year.

Our Business is 89% concentrated in New York, the most important city in the world, and overall is 70% office and 30% high street flagship retail.

Here are our financial results (presented in Net Operating Income format) by business unit:

				Net Operating Income
($ IN MILLIONS)	2017 Same Store % Increase/ (Decrease)		% of 2017 NOI	Increase/ (Decrease) 2017/2016	2017	2016	2015
	Cash	GAAP
Net Operating Income:
New York:
Office	12.0%	3.9%	54.8%	59.0	721.2	662.2	684.1
Retail	11.3%	(0.3)%	27.3%	(5.1)	359.9	365.0	343.0
Residential	(1.8)%	(2.4)%	1.9%	(0.6)	24.4	25.0	22.3
Alexander’s	3.0%	1.6%	3.6%	—	47.3	47.3	43.4
Hotel Pennsylvania	46.8%	47.4%	1.0%	4.3	13.3	9.0	22.2
Total New York	11.3%	2.7%	88.6%	57.6	1,166.1	1,108.5	1,115.0
theMART	7.6%	4.2%	7.8%	3.8	102.3	98.5	85.9
555 California Street	36.0%	1.9%	3.6%	1.7	47.6	45.9	50.3
			100%	63.1	1,316.0	1,252.9	1,251.2
Other (see below for details)				(25.8)	85.4	111.2	90.7
Total Net Operating Income				37.3	1,401.4	1,364.1	1,341.9

Other Net Operating Income is comprised of:

($ IN MILLIONS)	2017	2016	2015
Pennsylvania REIT	21.1	22.8	11.0
666 Fifth Avenue Office Condominium	20.6	25.0	25.1
Urban Edge Properties	14.5	12.5	8.1
85 Tenth Avenue	—	27.9	22.9
Other	29.2	23.0	23.6
Total	85.4	111.2	90.7

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which accompanies this letter or can be viewed at www.vno.com.

The following chart reconciles Funds from Operations, as Reported, to Funds from Operations, as Adjusted:

($ IN MILLIONS, EXCEPT PER SHARE)	2017	2016	2015
Funds from Operations, as Reported	717.8	1,457.6	1,039.0
Less adjustments for certain items that impact FFO:
FFO of Washington, DC, spin-off	122.2	226.3	223.4
Transaction Costs related to spin-off	(68.7)	(16.6)	—
Total Washington, DC	53.5	209.7	223.4
Net gain on extinguishment of Skyline properties debt	—	487.9	—
Gain on Urban Edge issuance of units	21.1	—	—
666 Fifth Avenue Office Condominium	13.2	10.9	9.3
Gain on repayment of Suffolk Downs debt	11.3	—	—
Real estate sold	1.2	11.9	64.3
Income from repayment of loans to and preferred equity in 85 Tenth Avenue	—	160.8	—
Acquisition related costs	(1.7)	(9.4)	(12.5)
Write-off of deferred financing and defeasance costs	(8.6)	—	—
Real Estate Fund	(10.8)	(21.0)	33.9
Tax (expense)/benefit on deferred tax asset	(34.8)	—	90.0
Impairment loss — Pennsylvania REIT	(44.5)	—	—
Impairment loss — India	—	(14.0)	(4.5)
Other, primarily noncontrolling interests’ share of above adjustments	4.1	(62.6)	(12.7)
Total adjustments	4.0	774.2	391.2
Funds from Operations as Adjusted	713.8	683.4	647.8
Funds from Operations as Adjusted per share	3.73	3.59	3.42

Funds from Operations, as Adjusted, increased by $30.4 million in 2017, to $3.73 from $3.59 per share, an increase of $0.14 per share, or 3.9%. Here is the detail of this increase:

($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Same Store Operations:
New York Office	26.6	0.13
New York Residential	(0.6)	—
New York Street Retail	(0.8)	—
New York Hotel Penn	4.3	0.02
theMART	4.2	0.02
555 California Street	0.9	—
Acquisitions	1.2	—
Interest expense	(9.4)	(0.05)
Other	4.0	0.02
Increase in FFO as Adjusted	30.4	0.14

Report Card

We manage the business for long-term wealth creation. We cannot directly influence share price, but surely our share price over time is a report card on our performance. Since I have run Vornado from 1980, total shareholder returns have been 15.9%(2) per annum. Dividends have represented 3.9 percentage points of Vornado’s annual return.

Here is a chart that shows Vornado’s total return to shareholders compared to the Office REIT and MSCI indices for various periods ending December 31, 2017 and for 2018 year-to-date:

	Vornado	Office REIT Index	MSCI Index
2018 YTD	(12.9)%	(8.9)%	(9.1)%
One-year	(4.3)%	5.3%	5.1%
Three-year	(1.4)%	19.5%	17.0%
Five-year	54.3%	58.7%	56.3%
Ten-year	75.7%	70.1%	105.1%
Fifteen-year	426.7%	274.0%	367.4%
Twenty-year	459.0%	336.3%	449.8%

A Little History

A few years ago, in response to a persistently undervalued stock price and an admittedly too complex and diffuse collection of assets and businesses, we began a program to simplify and focus the Company, all with an objective of daylighting our treasure trove of assets and creating shareholder value. As I said at that time, everything is on the table and that we would leave no stone unturned.

We have since exited business lines and non-core investments, gotten out of the mall business and sold out of the showroom business, retaining, of course, the giant 3.7 million square foot Chicago MART building. We spun off our shopping center business in January 2015 into Urban Edge Properties and in July 2017 our Washington business to form JBG SMITH Properties. All told, this activity totaled $15.5 billion, $5.8 billion in asset sales (recognizing $2.4 billion of gains) and $9.7 billion of distributions to shareholders by way of tax-free spin-offs. Of course, along the way we acquired and developed assets into our core, all the while upgrading the mix and quality of our portfolio.

In essence, we have created three best-in-class, highly focused REITs:

URBAN EDGE PROPERTIES, a focused, pure-play Northeastern shopping center business with a strong growth profile and an irreplaceable portfolio of properties concentrated in dense, high barrier markets with leading demographics. UE has embedded growth opportunities from redevelopment and repositioning projects and a proven management team headed by CEO Jeff Olson, supported by an experienced and engaged Board.

JBG SMITH PROPERTIES, the largest, pure-play, mixed-use operator focused solely on Washington, DC, with a premier portfolio of mixed-use assets in the best Metro-served, urban infill submarkets. JBG SMITH has a best-in-class sharpshooter management team with a proven record of success, significant near-term embedded growth prospects as well as an enormous pipeline of future development opportunities.

VORNADO REALTY TRUST (RemainCo), a peerless NYC-focused real estate company with premier office assets and the only publicly investable high street retail portfolio of unique quality and scale. Vornado (RemainCo) has trophy assets in the best submarkets, a best-in-class management team with a proven record of value creation and a fortress balance sheet.

So how have we done? When we began this campaign some years ago, our shares were trading at a discount to NAV that we calculated to be about 9%.(3) After all we have done, our NAV discount is today about 29%.(3), which I must say is a total disconnect from the value of our assets. The fact that many of our peers and many of the industry blue chips had similar NAV declines and are also trading at large discounts makes us feel no better at all.

(2)           More recent shareholder returns have been 9.1% for five years and 5.8% for ten years.

(3)           Calculated using Green Street’s NAV.

Since Kimco’s IPO, which began the modern REIT era in 1991, publicly-owned real estate has grown to approximately $2 trillion in assets and $1 trillion of equity.(4) Pretty exciting, amazing growth. Nonetheless, today public companies own only 10% of commercial property and their share is growing at a snail’s pace. Obviously, and notwithstanding the advantage of liquidity, professional management, etc. of REITs, 90% prefer to own their real estate directly or in other formats.

Furthermore, public real estate seems to sell at a chronic discount to private market values. A building in New York valued at, say, $1,000 per square foot in the private market might sell for, you pick the number, $800 a foot in the public market. This makes little sense. Even worse, if we or our brethren invested in that building at $1,000 per square foot, the next day it would be valued by our shareholders at only $800 per foot...sort of like buying a new car, which when you drive it off the lot, suffers a 20% used-car discount. This discount is chronic and it seems to affect all CBD office companies, certainly in New York and even in London. It seems to affect companies of all styles whether the strong silent type like us, or promotional types like some others. Neither seems to work. One would think investors would pick up on this arbitrage opportunity and load up on discounted public real estate, but for lots of reasons that has not happened. One might conclude on the one hand, that institutional investors do not want paper shares and on the other, that shareholders will not pay full price for real estate. It may be that asset lite is a better format...or, it may be that we are in a frustrating part of the cycle which will correct over time.

Be assured, we will continue to leave no stone unturned and everything remains on the table in the pursuit of shareholder value.(5) We are not done yet.

(4)          Source: NAREIT

(5)          Here’s a crazy idea...how exciting would it be to use Vornado’s highly sought-after assets to seed a core fund or funds? Another idea...Joe has thought we should separate retail, and he still does.

Why Buy Vornado Shares

•                  Any way you cut it, we believe Vornado’s stock is stupid, stupid cheap. Never in history, by any metric, has it been this cheap.

By our calculation, our 17.0 million square feet of office (at share) in New York is valued at less than $600 per square foot at our current stock price, and that’s at least $300 below the private market, and that’s over $5 billion.

•                  Vornado has a 3.8% dividend yield, the highest amongst its peers.

•                  Vornado is New York-centric (the best city in the world).

•                  Vornado has the highest quality assets, both office and retail, including the franchise MART and 555 California Street.

•                  Vornado has a tried and true management team, the most talented and experienced in the industry. I cannot say often enough that Vornado and its management team are one of only a very small handful of firms that have the capital base, track record, talent, relationships and trust in the marketplace to lease, acquire, develop, finance and manage million square foot towers and Fifth Avenue retail. It’s a complicated business, rookies need not apply.

•                  Vornado has a great future in Penn Plaza (the Promised Land) and that future comes for free in our stock price.

•                  Vornado has a fortress balance sheet with enormous financial capacity for external growth and an additional $2 billion expected to come in from asset sales and 220 Central Park South closings. Vornado has a track record of doing home run deals at the right time in the cycle.

•                  Vornado has significant internal growth opportunities coming from among others: 61 Ninth Avenue, 512 West 22nd Street, 260 Eleventh Avenue, Farley Post Office/Moynihan Train Hall, Penn Plaza redevelopment including One Penn Plaza, 770 Broadway and 1535 Broadway, etc., etc.

Here Are The Principles By Which We Run Our Business:(6)

We are a fully-integrated real estate operating company. We have the best leasing, operating and development teams in the business. We are laser focused.

We invest in the best buildings in the best locations.

We seek to acquire value-add assets where our unique skills will create shareholder value. We believe vacancy at the right price is an opportunity and that buildings, even in rundown condition (that we can reimagine) in great locations are also an opportunity.

We invest in our buildings to maintain, modernize and transform. The front of the house and the back of the house of our assets are as good as new (and are in locations where new could not be created). Our transformations have increased rents over $20 per square foot, yielding attractive double-digit returns. David also measures our success here by the quality of tenants we have been able to attract.(7) We have transformed almost all of our fleet; Penn Plaza is on deck.

We are disciplined and patient and prepared to let flat 4% cap rate deals pass by, while we wait for the fat pitch.

While we have many million plus square foot buildings, we shy away from 500,000 square foot tenants who seem to always get the better of the deal, in strong markets or in weak. Our sweet spot is the 50,000 to 200,000 square foot tenant.

A few years ago, I coined the phrase, “The island of Manhattan is tilting to the West and to the South.” Today, the hottest submarkets in town run from Hudson Yards to Penn Plaza and extend South through Chelsea and Meatpacking. Anticipating these trends, we have structured our office portfolio so that half of our square footage is in this district.

We have a hospitality approach, treating our tenants as the valued customers that they are. This attitude begins at the leasing table (although that process can at times be contentious), through tenant fit up, to greeting at the front door. We believe this approach yields the highest renewal rate in the business; renewing tenants enhance our bottom line.

We treat the real estate brokerage community as if they are our customers, because they are. Brokers prefer dealing with us, we know what it takes to make a deal, we treat their clients well and we deliver every time.

We are in the amenity business. Our amenity poster child is the giant MART in Chicago, where we have dominant, state of the art, dining, workout, socializing and meeting spaces, etc.

Tenant mix is really important; companies and their employees care who they co-tenant with. The design and location of each of our buildings has a target market in mind. For example our new-builds in Chelsea are targeting the creative class and boutique financials (an interesting combination).

We maintain a fortress balance sheet with industry-leading liquidity.

All of this in the relentless pursuit of shareholder value.

(6)   These are enduring principles and are largely reprinted from last year’s letter.

(7)         Such as: Amazon, Neuberger Berman, Facebook, AOL/Verizon, Ziff Brothers, PricewaterhouseCoopers, Guggenheim Partners, Cushman & Wakefield, PJT Partners, FootLocker, Alston & Bird, TPG, JLL and Robert A.M. Stern.

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

	As Adjusted
		FFO
($ AND SHARES IN MILLIONS,			Per	Shares
EXCEPT PER SHARE DATA)	NOI	Amount	Share	Outstanding
2017	1,380.7	713.8	3.73	201.6
2016	1,336.0	683.4	3.59	200.5
2015	1,279.1	647.8	3.42	199.9
2014	1,137.8	534.2	2.83	198.5
2013	1,073.7	494.3	2.63	197.8
2012	932.4	378.2	2.03	197.3
2011	924.8	369.6	1.93	196.5
2010	899.8	351.8	1.85	195.7
2009	863.1	232.6	1.34	194.1
2008	873.1	343.9	2.10	168.9

FFO increased this year by 4.5% (3.9% on a per share basis), 13.5% per year over five years (12.9% on a per share basis) and 6.5% per year over ten years (4.9% on a per share basis).

Acquisitions/Dispositions

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity. Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy. Our acquisition activity since 2016 has ebbed in response to a rising market. Acquisitions have been limited to strategic New York retail properties and creative class, value-add office projects - if we were an industrial company, you might call them bolt-on acquisitions. We have pushed away from acquisitions that are off-the-fairway, non-strategic or over-priced.

From 2012 through 2016, our disposition activity has increased nearly four-fold as we have implemented our strategic simplification; we have sold much more than we have acquired; we have executed $5.7 billion of asset sales in 70 transactions, recognizing $2.4 billion of gains. In addition, we will have distributed $9.7 billion of assets ($6.8 billion of equity) to shareholders by way of tax-free spin-offs of Urban Edge Properties (our former strip shopping center business) and JBG SMITH (our former Washington, DC business). Importantly, we have also significantly upgraded the mix and quality of our assets.

Here is a ten-year schedule of acquisitions and dispositions.

	Acquisitions(8)		Dispositions(8)
($ IN MILLIONS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds	Net Gain
2018 to date	1	44.0	1	20.5	12.4
2017	4	145.7	4	50.6	5.1
2016	6	147.4	5	1,022.5	664.4
2015	13	955.8	11	972.9	316.7
2014	6	648.1	11	1,060.4	523.4
2013	6	813.3	20	1,429.8	434.1
2012	10	1,365.2	23	1,222.3	454.0
2011	12	1,499.1	7	389.2	137.8
2010	15	542.4	5	137.8	56.8
2009	—	—	16	262.8	43.0
2008	3	31.5	6	493.2	171.1
	76	6,192.5	109	7,062.0	2,818.8

The action here takes place on the 45th floor where our acquisitions/dispositions teams reside. Special thanks to EVP - CIO Michael Franco and EVP Mark Hudspeth and to SVPs Cliff Broser, Mario Ramirez, Adam Green and the rest of the team.

(8) Excludes spin-offs and marketable securities.

Capital Markets

At year-end, after adjusting for the $470 million redemption of all outstanding Series G and I preferred shares noted in the second bullet below, we had $4.1 billion of liquidity comprised of $1.6 billion of cash, restricted cash and marketable securities and $2.5 billion of revolving credit facilities. Today, we have $4.0 billion of liquidity available.

Since January 1, 2017, we have executed the following capital markets transactions:

•                  In January 2018, we completed a $100 million refinancing of 33-00 Northern Boulevard (Center Building), a 471,000 square foot office building in Long Island City, New York. The seven-year loan is at LIBOR plus 1.80%, which was swapped to a fixed rate of 4.14%. We realized net proceeds of approximately $37.2 million after repayment of the existing 4.43%, $59.8 million mortgage and closing costs.

•                  In January 2018, we redeemed all of the outstanding 6.625% Series G and Series I cumulative redeemable preferred shares at their redemption price of $25.00 per share, or $470 million in the aggregate, plus accrued and unpaid dividends/distributions through the date of redemption.

•                  In December, we issued $320 million of 5.25% Series M cumulative redeemable preferred shares at a price of $25.00 per share, receiving net proceeds of $309.6 million.

•                  In December, we redeemed all of the $450 million principal amount of our outstanding 2.50% senior unsecured notes which were scheduled to mature on June 30, 2019, at a redemption price of 100.71% plus accrued interest.

•                  In December, we completed a public offering of $450 million 3.50% senior unsecured notes due January 15, 2025. The notes were sold at 99.596% of their face amount to yield 3.565%.

•                  In December, the joint venture, in which we have a 50.0% interest, completed a $20 million refinancing of 50 West 57th Street, an 81,000 square foot Manhattan office building. The loan is interest-only at LIBOR plus 1.60% (3.26% at March 31, 2018) and matures in December 2022. The new loan refinanced the existing $20 million mortgage which had a fixed rate of 3.50%.

•                  In October, we extended one of our two $1.25 billion unsecured revolving credit facilities from November 2018 to January 2022 with two six-month extension options. The interest rate on the extended facility was lowered to LIBOR plus 1.00%.

•                  In August, the joint venture, in which we have a 50.0% interest, completed a $1.2 billion refinancing of 280 Park Avenue, a 1,250,000 square foot Manhattan office building. The loan is interest-only at LIBOR plus 1.73% (3.45% at March 31, 2018) and matures in September 2019 with five one-year extension options. Our share of net proceeds, after repayment of the existing $900 million LIBOR plus 2.00% mortgage and closing costs, was approximately $140 million.

•                  In July, Vornado Capital Partners Real Estate Fund (Fund), in which we have a 25.0% ownership interest, completed a $100 million loan facility for the refinancing of 1100 Lincoln Road, a 130,000 square foot retail and theater property in Miami, Florida. The loan is interest-only at LIBOR plus 2.40% (4.06% at March 31, 2018), matures in July 2020 with two one-year extension options. At closing, the Fund drew $82.8 million, and, subject to property performance, may borrow up to $17.3 million within the first 18 months of the loan term. The property was previously encumbered by a $66 million interest-only mortgage at LIBOR plus 2.25% which was scheduled to mature in August 2017.

•                  In July, the joint venture, in which we have a 25.0% interest, completed a $500 million refinancing of 330 Madison Avenue, an 845,000 square foot Manhattan office building. The seven-year interest-only loan matures in August 2024 and has a fixed rate of 3.43%. Our share of net proceeds, after repayment of the existing $150 million LIBOR plus 1.30% mortgage and closing costs, was approximately $85 million.

•                  In July, prior to completion of the tax-free spin-off of our Washington, DC business, we repaid the $43.6 million LIBOR plus 1.25% mortgage encumbering 1700 and 1730 M Street which was scheduled to mature in August 2017. The unencumbered property was then transferred to JBGS in connection with the tax-free spin-off of Washington.

•                  In June, we completed a $220 million financing of The Bartlett residential building. The five-year interest-only loan is at LIBOR plus 1.70%, and matures in June 2022. In July, the property, the loan and the $217 million of net proceeds were transferred to JBGS in connection with the tax-free spin-off of our Washington, DC business.

•                  In June, the joint venture, in which we have a 50.1% interest, completed a $271 million loan facility for the Moynihan Office Building, of which $210.3 million was outstanding at December 31, 2017. The interest-only loan is at LIBOR plus 3.25% (4.94% at March 31, 2018) and matures in June 2019 with two one-year extension options.

•                  In June, Alexander’s, Inc. in which we have a 32.4% ownership interest, completed a $500 million refinancing of the office portion of 731 Lexington Avenue. The interest-only loan is at LIBOR plus 0.90% (2.68% at March 31, 2018) and matures in June 2020 with four one-year extension options. The property was previously encumbered by a $300 million interest-only mortgage at LIBOR plus 0.95% which was scheduled to mature in March 2021.

Our AAA capital markets team was responsible for approximately $5 billion of transactions in this very active year. Thank you to EVP Mark Hudspeth and SVPs Richard Reczka and Jan LaChapelle.

Below is the right hand side of our balance sheet at December 31, 2017:

($ IN MILLIONS)
Secured debt	8,204
Unsecured debt	1,600
Pro rata share of non-consolidated debt (excluding Toys “R” Us)	3,431
Noncontrolling interests’ share of consolidated debt	(601)
Total debt	12,634
220 Central Park South(9)	(1,700)
666 Fifth Avenue office debt, at share	(699)
Cash, restricted cash and marketable securities(10)	(1,628)
Net debt	8,607
EBITDA as adjusted(11)	1,256
Net debt/EBITDA as adjusted	6.9x

Fixed rate debt accounted for 70% of debt with a weighted average interest rate of 3.7% and a weighted average term of 4.4 years; floating rate debt accounted for 30% of debt with a weighted average interest rate of 3.2% and a weighted average term of 4.0 years.

84% of our debt is recourse solely to individual assets. The fair value of the assets pledged is $17.6 billion, resulting in a modest LTV ratio of 48.9%. We have $11 billion of unencumbered Class A assets in New York.

Vornado remains committed to maintaining our investment grade rating.

(9)                                 We exclude 220 Central Park South since it is for sale property and the debt related thereto will self liquidate from the proceeds of executed sales contracts.

(10)                          After the $470 million redemption in January 2018 of all the outstanding Series G and I preferred shares.

(11)                          Excluding the Real Estate Fund and 666 Fifth Avenue office.

Lease...Lease...Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. Our operating platforms are where the rubber meets the road. In our business, leasing is the main event. In New York, theMART and 555 California Street, in 2017 we leased 2.6 million square feet.

As is our practice, we present below leasing and occupancy statistics for our businesses.

New York

(SQUARE FEET IN THOUSANDS)	Office	Street Retail	theMART	555 California St.
2017
Square feet leased	1,867	126	345	285
Initial Rent	78.72	318.67	47.60	88.42
GAAP Mark-to-Market	12.8%	26.5%	26.0%	24.2%
Number of transactions	139	17	71	10
2016
Square feet leased	2,241	111	270	151
Initial Rent	78.97	(12)	285.17	48.16	77.25
GAAP Mark-to-Market	19.7%	23.4%	25.5%	23.6%
Number of transactions	148	27	64	9
2015
Square feet leased	2,276	91	766	98
Initial Rent	78.55	917.59	38.64	83.59
GAAP Mark-to-Market	22.8%	99.6%	25.3%	32.4%
Number of transactions	165	20	86	4

Occupancy rate:
2017	97.1%	96.9%	98.6%	94.2%
2016	96.3%	97.1%	98.9%	92.4%
2015	96.3%	96.2%	98.6%	93.3%
2014	96.9%	96.5%	94.7%	97.6%
2013	96.6%	97.4%	96.4%	94.5%
2012	95.8%	96.8%	95.2%	93.1%
2011	96.2%	95.6%	90.3%	93.1%
2010	96.1%	96.4%	93.7%	93.0%
2009	95.5%	(13)	94.0%	94.8%
2008	96.7%	(13)	96.5%	94.0%

We are full and achieving record high rents.

It seems to me our industry is a little wrong-footed when it focuses on leasing numbers, the larger the better. I, for one, focus on occupancy and starting rents. I would be content to have no leasing, if that meant we are full with leases for term with quality tenants at great rents and bumps.

Business is good; David and Glen say so, the real estate community says so and most importantly the numbers say so. Cycles are a way of life, and right now, the market seems to be down on New York. I can tell you we don’t see it. Demand for office space in New York continues to be robust, coming from all manner of users in all submarkets.

Year in and year out, our occupancy rate is in the high 90s. That’s some performance. Thanks to our all-star leasing captains: Glen Weiss and Ed Hogan. Also thanks to the New York leasing machine: Josh Glick, Jared Solomon, Andy Ackerman, Jared Silverman, Edward Riguardi, Kevin West, Ryan Levy, Lucy Phillips and Jason Morrison. Paul Heinen is the all-star who runs leasing at theMART and 555 California Street. And thanks to Myron, Toni and Byron for all they do at theMART.

(12)  Excludes Long Island City; including Long Island City would be $72.56.

(13)  Included in New York Office.

Leasing Highlights This Past Year Include

New York

Aetna at 61 Ninth Avenue —142,000 square feet;

Bryan Cave at 1290 Avenue of the Americas — 97,000 square feet;

Facebook at 770 Broadway — 79,000 square feet;

EMC at Two Penn — 72,000 square feet;

Equinox at One Park Avenue — 65,000 square feet;

Glencore at 330 Madison Avenue — 63,000 square feet;

Google at 85 Tenth Avenue — 59,000 square feet;

Victoria’s Secret at 666 Fifth Avenue — 56,000 square feet;

JP Morgan Chase at 1290 Avenue of the Americas — 30,000 square feet;

Sephora at 1535 Broadway — 16,000 square feet;

Levi’s at 1535 Broadway — 12,000 square feet;

theMART	555 California Street

Allstate — 57,000 square feet; PayPal — 40,000 square feet; Steelcase — 40,000 square feet; Baker Furniture — 18,000 square feet; OFS Brands — 16,000 square feet;	Kirkland and Ellis — 152,000 square feet; UBS AG — 55,000 square feet; Lending Home — 46,000 square feet; Ripple Labs — 43,000 square feet; Blue Shield — 28,000 square feet.

Penn Plaza (The Promised Land)

We are the largest owner in the Penn Plaza District with over 9 million square feet. Penn Plaza’s time has come, the district being validated by the neighboring Hudson Yards and Manhattan West only a few blocks away. Our assets sit literally on top of Penn Station, the region’s major transportation hub, adjacent to Macy’s and Madison Square Garden... you get the picture. Here’s where we stand:

•             Last year a Vornado/Related venture was designated to redevelop the Farley Post Office/Moynihan Train Hall. The eastern half of this grand building will be the Moynihan Train Hall, being constructed by Skanska; in the western half, we and Related will create the best-located and most exciting 730,000 square feet of creative office space in town and 120,000 square feet of first class retail. Construction is under way for 2020 delivery.

•             Plans are complete and construction will begin later this year to redevelop/transform One Penn Plaza. Here we will invest $200 million ($80 per square foot on this 2.5 million square foot building) with the goal of achieving a $20 or more per square foot uplift in rents.(14)

•             The Hotel Penn continues to be on the tipping point between a total renovation (so total that the building would be closed for more than two years) where, together with a local operator and a major hotel company (not presently in New York), we would create a giant convention/entertainment hotel...versus...a teardown/rebuild. We have a ULURP approval here for a 2.8 million square foot financial services headquarters building, which would be addressed 15 Penn Plaza. As we transform One Penn and Two Penn, 15 Penn Plaza will stand out as the best available site in Manhattan. Immediately west of 15 Penn Plaza is Penn Station and immediately east is the Herald Square subway hub, all of which will be connected underground.

•             Two Penn Plaza is a little complicated. We have completed a great design for a redevelopment/transformation of this 1.6 million square foot building. While requiring a greater investment than One Penn for expansion, facade and mechanical work etc., it would produce similar financial results. Alternatively, we are investigating an even bolder plan, that being to raze the existing Two Penn building (in effect demolishing a building worth, say, $1.4 billion). This would allow us to incorporate the 5 million square feet of air rights which are trapped on the Madison Square Garden site (which we and MSG own jointly) thereby bringing back 6.6 million square feet (some of which may be sprinkled to adjacent sites). The old Two Penn has a 60,000 square foot footprint, the new would have a 120,000 square foot-plus footprint at the base, perfect for our creative class tenants. There would be towers above and a significant retail component below sandwiched between the train station and the office base.

There is an enormous public purpose to this bold plan. It would daylight the eastern half of Penn Station, permitting modernization and improvements to Penn Station, as great as the imagination can conceive...finally curing the ills and creating the grand transportation hub that New Yorkers deserve. The station improvements would be self-financed by a PILOT from the incremental taxes the new buildings in this district would generate. As you can imagine, we would require some help in the form of a tax holiday.(15)

•             Over time, our grand plan includes developing three to five new builds on sites we own in Penn Plaza. Imagine the NEW New York along the 34th Street corridor from VornadoLand (Macy’s, Penn Station, MSG) to Moynihan to Manhattan West and to Hudson Yards.

All this will take time but will be enormously rewarding to the patient investor.

The Penn Plaza District is the Promised Land. Even now, we are always full in Penn Plaza and even now, rents are rising smartly. Starting rents in One Penn are $69 per square foot and in Two Penn $63 per square foot. Just imagine the future. We were the early movers in Penn Plaza when it was the low-rent district. Our basis here is $200 per square foot versus...you pick the current value number.

(14)                          Leases at One Penn Plaza have an average term of 5.4 years.

(15)                          All this is Penn Station 2.0. Back ten years ago was Penn Station 1.0 where we, Related and Madison Square Garden pursued another bold plan, to relocate MSG to the western half of Farley. The three private sector partners committed in writing and the ball was in the public sector court, so to speak. After years of trying, we pulled the plug as it became clear that this dream wasn’t going to happen. Looking back, everyone, the press, the civics, elected officials all had remorse over this unique, missed opportunity.

What’s Going On With Retail (And It’s Not The Weather)

Disruption in retail is the topic du jour, the eye of the storm so to speak (both retail tenants’ and retail landlords’ stocks continue to be battered). Please see my last year’s letter at page 15 for a full blown discussion of my thoughts on retail which can be viewed at www.vno.com.

We own the best-in-class 71-property, 2.7 million square foot flagship street retail business in Manhattan, concentrated on the best high streets — Fifth Avenue, Times Square, Madison Avenue, Penn Plaza, Union Square and Soho. This is a growing business:

($ IN MILLIONS, EXCEPT PROPERTIES)	Number of Properties	GAAP NOI
2017	71	359.9
2016	70	365.0
2015	65	341.7
2014	57	263.4
2013	54	231.6
2012	47	177.8

Here is our 2017 retail math by submarket:

($ IN MILLIONS, EXCEPT %)%		Cash NOI
Fifth Avenue	36.5	118.5
Times Square	16.7	54.0
Madison Avenue	7.9	25.5
Penn Plaza	19.6	63.4
Union Square	4.7	15.4
SoHo	4.2	13.6
Other	10.4	33.9
Total	100.0	324.3

More than half our retail income comes from Upper Fifth Avenue and Times Square. We are 100% leased here for term with great tenants.(16) Here are the lease expirations:

Upper Fifth Avenue

Tenant	Year of Expiration
Zara	2019
MAC Cosmetics	2024
Hollister	2024
Uniqlo	2026
Tissot	2026
Dyson	2027
Ferragamo	2028
Swatch	2031	(17)
Harry Winston	2031
Victoria’s Secret	2032

Times Square

Tenant	Year of Expiration
US Polo	2023
Sunglass Hut	2023
Planet Hollywood	2023
MAC Cosmetics	2025
T-Mobile	2025
Disney	2026
Invicta	2029
Sephora	2029
Swatch	2030
Levi’s	2030	(18)
Forever 21	2031
Nederlander Theater	2050

About half the retail income of Penn Plaza comes from anchors JCPenney, Kmart and Old Navy; the balance from 81 different tenants, many of whom we keep on relatively short leases to facilitate development.

For the complete lease expiration schedule, please see page 28 of our 2017 Annual Report on Form 10-K, which can be viewed at www.vno.com.

2017 cash NOI for our street retail business was $324.3 million. On our last earnings call we indicated that our 2018 cash NOI would be close to $309 million which we expect to be the floor. Annual rent steps in our retail portfolio are over $8 million per year. If business is as usual, and we were to keep the portfolio at stable occupancy, in the mid-90s %, this same-store portfolio would achieve about $380 million of cash NOI by 2021. The following charts reconcile 2017 and 2018 guidance:

(IN MILLIONS)
Last year’s Chairman’s letter guidance for 2017 Cash NOI	$330.0
Less reallocation of real estate taxes between retail and office	(16.2)
Adjusted 2017 Cash NOI projection	313.8
Outperformance	10.5
Actual 2017 Cash NOI	$324.3

Last year’s Chairman’s letter future “not less than” guidance	325.0
Less reallocation of real estate taxes between retail and office	(16.2)
2018 guidance in fourth quarter earnings conference call	308.8
Retail space converted to office use	(4.8	)(19)
Adjusted 2018 Cash NOI “not less than” guidance	$304.0

(16)       David says that the Victoria’s Secret and Swatch leases alone are equivalent in value to a million square foot office tower.

(17)       Tenant has the right to cancel in 2023.

(18)       Tenant has the right to cancel in 2024.

(19)       In the first quarter we recaptured 80,000 square feet of retail space at 770 Broadway that was leased to Kmart and converted it to office space leased to Facebook. Several other small reductions of retail space are in process. These items which total approximately $4.8 million per annum will decrease Retail NOI with an offsetting increase to Office NOI.

Some Thoughts, 2017 Version

I say again that the easy money has been made for this cycle; asset prices are high, well past the 2007 peak; it’s a better time to sell than to invest; and now is the time in the cycle when the smart guys build cash for opportunities that will undoubtedly present themselves in the future.

New York City Is Our Home...New York City Is The Center Of The Universe

New York City continues to be THE magnet for talent.

New York is the gateway city with the strongest projected population growth.

New York has a huge, healthy, diversified employment base. In 1990, 1 in 2 New York City jobs were in the financial services industry — today the ratio is 1 in 4. New York is the second largest tech center outside of Silicon Valley. New York has a growing footprint of healthcare systems and an emerging life sciences industry.

New York continues to be the financial center of the world...and the financial sector is resurging.

New York is the bullseye for global investors...and for domestic investors...and for its giant corporate citizens (a la recent deals by JPMorgan and Google, etc.).

Park Avenue

Ten years ago on a trip to London (a city as dense as New York), I was surprised to see tower cranes all over. I learned that in London they give density bonuses as incentives to tear down and rebuild buildings that are over 25 years old,(20) thereby insuring a refreshed, state-of-the-art, competitive stock of office buildings. In my letters of 2009(21) and 2010, I suggested that we in New York should do the same. While I take little credit for this, Amanda Burden, then City Planning Chair, and super broker Mary Ann Tighe, then REBNY President, initiated a midtown up-zoning project to accomplish these objectives. This was ably shaped and pushed over the finish line by Alicia Glen, our current Deputy Mayor for Economic Development. Kudos to them.

JPMorgan Chase made big news last month when they announced they would tear down their 1.5 million square foot headquarters at 270 Park Avenue, temporarily relocate their employees and build back a state-of-the-art 2.5 million square foot headquarters. They are the first to execute under the new zoning; kudos to Jamie Dimon and his team. This is a bold, big deal and will go a long way to cement the status of Park Avenue as the most important commercial boulevard.

We, together with partner SLG, own the neighboring 280 Park Avenue. We own 350 Park Avenue, three blocks up, which we consider to be the best candidate on Park Avenue to next take advantage of the new zoning incentives.

666 Fifth Avenue

I have telegraphed our intention to exit the 666 Fifth Avenue office partnership. I believe we now have a handshake to sell our interest to our partner at a price which will repay our investment plus a mezzanine type return. The existing loan will be repaid including payment to us of the portion of the debt that we hold. Since we deducted losses along the way there will be a special capital gain dividend requirement which will be offset by a portion of the Toys “R” Us loss. While not the outcome we expected going in, it’s now the appropriate outcome for us and for our partner. This situation continues to be fluid - there can be no assurance that a final agreement will be reached or that a transaction will close. We will, of course, continue to own the 666 Fifth Avenue retail.

220 Central Park South continues its record setting success.

(20)       In New York, 30-year old buildings are landmark eligible.

(21)       Here is the quote from 2009:

“Park Avenue, the major corporate corridor of New York, comprises about 40 million square feet from Grand Central to 59th Street and buildings there are on average about 45 years old (which is about the average age of the entire New York office stock). So here’s an idea for powers that be. To keep regenerating New York, why not upzone Park Avenue as an economic incentive to tear down old buildings and replace them with new-builds which may be, say, half again the size. They do this in London, quite successfully. (Park Avenue is one example.)”

Kmarts In Manhattan

Vornado owns the only two Kmarts in Manhattan, both at the bottom of our office buildings (82,000 square feet remaining at 770 Broadway and 141,000 square feet at One Penn Plaza). Both have term and options for 18 years and under-market rents of $33.50 per square foot. In February, we made our first deal with Sears/Kmart, buying back a floor at 770 Broadway for Facebook. There should be more to come.

CFO Search

I may have jumped the gun on the CFO search. About a year ago, we dispatched Steve Theriot, our sitting CFO, to JBG SMITH, where his skills were badly needed and he has been very effective. Here at Vornado, our cup runneth over with financial talent: Joe Macnow, my CFO for 35 years, a little older but wiser and still the best in the business; Matt Iocco, our Chief Accounting Officer who runs Paramus; and Tom Sanelli, who runs the numbers for our operating business. We are/were looking for four skills in a CFO candidate:

•                       Technical and financial competency

•                       Capital markets expertise

•                       Communication skills, the ability to tell our story

•                       Strategic thinking, even transformational ability

We saw quite a few qualified candidates (a number of whom I really liked), but we hit the pause button for three reasons:

•                       There were and continue to be other things going on that would preempt a new hire

•                       We haven’t yet been able to find that transformational candidate

•                       Maybe Joe and I should go out at the same time, thereby giving my successor the right to choose Joe’s successor

All this will play out and have a happy ending in due time.

Buybacks

Buying back one’s discounted stock seems to be an attractive proposition. We’ve done it before, in large scale, but that was way back in the dark ages. I must say we are tempted to do it now. Our hesitancy is that buybacks work best when financed out of recurring retained earnings. Since we dividend to shareholders all of our earnings, that is not us. So a buyback for us would be financed either by selling assets or running down our balance sheet. For us, selling assets would almost certainly result in a capital gain dividend requirement(22) rather than a source of cash to do a buyback. What’s more, we seem to be late in the cycle; real estate stocks are declining, signaling danger ahead; interest rates are rising, signaling danger ahead. This is exactly the point in the cycle where we want to maintain maximum liquidity. For us, the math is that a billion dollar buyback would increase our NAV by about $1.50 per share;(23) for the moment, we’d rather have the billion dollars. Lastly, buybacks whose purpose is to prop up one’s stock price, sort of like putting your finger in the dike, never, ever work. Notwithstanding all of the above, buybacks are a recurring topic at our board meetings and we may execute using proceeds from the billion dollars of assets we now have on our for-sale list.

Guidance

We are long-term investors and are an NAV-based management team. Nonetheless, many folks judge us more on quarter-to-quarter earnings which, while certainly important, are, we believe a second-best metric. The issue of guidance seems to be coming up more and more. 53% of the Fortune 100 give guidance, 47% do not. In our real estate industry, in the large cap REITS, 80% give guidance, 20% do not. We are one of the do-nots and have not for 38 years.(24) Within FD guidelines, we do, of course, work with our analysts and do pre-announce unexpected, unusual earnings items. Who knows, maybe my successor and Joe’s successor will be in the guidance camp.

(22)       Virtually every one of our assets has large embedded profits/tax gains.

(23)       By comparison, we expect $200 million invested in One Penn to increase NAV by about $4.00 per share versus a $200 million buyback which would create $0.30 of NAV.

(24)       I’m sorry, but I personally am turned off by the beat-by-a-penny, raise-by-a-penny culture.

Tax Protection

Between 1997 and 2005, we issued 35 million Operating Partnership Units (at a weighted average of $35.60 per share) to acquire assets, all of which involved tax protection for the benefit of the seller. (We have not issued shares since 2009 and will do so in the future only on the rarest of occasions.) Most of that tax protection has run off. We currently have tax indemnity amounting to $222 million, (down from $1.8 billion at the highpoint), $122 million of which will run off by 2022; the remaining $100 million relates to the PREIT stock and is tied to the lifetime of a 94-year old individual.

Toys

In 2014, we wrote down to zero our interest in Toys “R” Us. Toys is now in liquidation. We have no financial obligations with respect to Toys. We will benefit in the future from a $420 million capital loss deduction from this failed investment.

Repeal The New York State Estate Tax

I have frequently been asked to predict the effect of the elimination of deductibility of state and local taxes (SALT) on New York real estate. My answer is not that much. As long as the employers stay, so will the employees, especially in mid-career, high-paying positions. There is one vulnerability I would like to point out. In New York State, the top 2% pay a full 50% of personal income taxes - so it is critical that they remain tax-paying residents. The vulnerability comes with the 1%-ers, who are at the end of their careers. Most of the folks I know are willing to pay higher income taxes for the privilege of living in New York, but hate the prospect of a 16% toll for the privilege of dying in New York. New York State’s estate tax brings in only about 1/150th of the state’s annual budget. The estate tax should be repealed. Keeping our highest taxpayers through the end of their lives is both good economic policy and good politics. By the way, high-tax California has no estate tax and high-tax New Jersey repealed its estate tax last year.

Our iconic 3.7 million square foot Chicago Mart continues to go from strength to strength. David and Myron, working with Chicago City government, have just completed arrangements for a lighting installation that will project images of public art across the nearly three acres of the theMART’s southern facing facade. This will be the largest projection installation of its kind in the world. We believe this unique public art installation will have enormous impact. It will become a must-see Chicago landmark, maybe even become world renowned and will enhance the franchise value of this great building.

After 59 years, the legendary Four Seasons Restaurant is moving across the street to our 280 Park Avenue. Alex and Julian will be at their normal posts. Last week, I toured the construction site again and the space and finishes designed by Brazilian architect, Isay Weinfeld, will be extraordinary. The restaurant is scheduled to open in the summer. Please call if you need help getting reservations.

Some Accounting Updates

The Washington, DC segment has been accounted for as a Discontinued Operation for all periods presented.

Beginning in 2017 the Real Estate Fund, which is in wind down, was treated as noncomparable.

Because we intend to sell our interest in the 666 Fifth Avenue Office Condominium, we have reclassified this building from New York to Other, excluded it from our leasing metrics and treated it as noncomparable in all periods presented.

Beginning in 2017, for office buildings with retail at the base, we adjusted the allocation of real estate taxes as between the office and retail portions of each building. This had no effect on our consolidated financial statements, but resulted in a reallocation of slightly more than $16 million of income from retail to office.

Corporate Governance

Subject to shareholder approval at our Annual Meeting in May, we have taken action to permit our shareholders to amend our Bylaws. By 2019, the Board will be completely de-staggered. We have also enhanced the corporate governance, sustainability and executive compensation disclosures in our proxy statement. For a complete summary, please refer to our proxy statement which can be viewed at www.vno.com-proxy and governance section on our website at www.vno.com-governance.

Sustainability

Vornado continues to lead the industry in sustainability — it’s important to our tenants and investors, and it is important to us. From energy conservation, to healthy indoor environments, to sustainable new construction, we continuously improve our programs each year.

A portfolio of our size carries a big responsibility to manage energy, and we work hard to monitor, control, and reduce our consumption. Our energy efficiency capital projects continue to save energy and modernize our existing buildings. We are an active participant in demand response and contribute significantly to reducing electricity grid constraints.

We own and operate an industry-leading 21 million square feet of LEED-certified buildings, with over 17 million square feet at LEED Gold. We are committed to LEED certifying our entire in-service office portfolio by 2020, and we are already 71% toward that goal.

We recognize climate change as a material issue to our business, due to the risks it may present to our properties. We assess opportunities in resilience to fortify our properties against these risks, while mitigating our own contribution to climate change through reduction of our carbon footprint. In 2016, we set goals to reduce landlord-controlled carbon emissions 40% by 2026, below a 2009 base year. To stand by this commitment, we have enrolled our New York portfolio in the NYC Carbon Challenge for Commercial Landlords and Tenants. We are happy to report that as of 2017 we are over 20% toward this goal, and have a strategic plan in place to achieve our goal ahead of schedule.

Our tenants spend the majority of their week working in our buildings, and we uphold our responsibility to provide a healthy indoor environment for them. We are focused on delivering healthy air and healthy water, and our cleaning company leads the industry in least-toxic cleaning policies. In 2017, we partnered with Bloomberg on achieving our first Fitwel 3-star certification at 731 Lexington Avenue, symbolic of our commitment to fostering a healthy, active workplace for our tenants. We lead a robust tenant engagement program that in 2017 included the continuation of our tenant roundtable series, which was attended by participants from over 5 million square feet of our tenant base.

We have also incorporated sustainable design into our new buildings. Our pipeline of new office buildings will be among the greenest in the industry. Our vision for Penn Plaza expands our focus from the asset to the neighborhood, and we plan to apply our principles in sustainability to help transform Penn Plaza at large.

Our programs deliver results: in 2017, we reduced our energy consumption by nearly 10,000 megawatt hours and recycled and composted over 9,200 tons of waste, amounting to a diversion rate of 53%. We were awarded NAREIT’s Leader in the Light Award (8th year in a row), we achieved ENERGY STAR Partner of the Year with Sustained Excellence (3rd time with this distinction), and we earned the Global Real Estate Sustainability Benchmark (GRESB) Green Star ranking (5th year in a row). In 2017, we were honored with the distinction as Sector Leader among North American office and retail diversified REITs.

Finally, we extend our commitment to benefit the communities that surround us. As a corporate citizen, Vornado upholds its commitment to give back by encouraging all of our employees to volunteer. As a landlord, Vornado recognizes its role as a community steward. Through Vornado Volunteers, our employees give back to communities through participation in causes that support vulnerable populations, protect and improve the environment, and promote a healthy lifestyle.

For more detail on our 2017 sustainability efforts, including our Global Reporting Initiative (GRI) Index, please see our sustainability report at www.vno.com.

We continually broaden our leadership team through promotions from within our Company. Please join me in congratulating this year’s class; they deserve it.

Fred Grapstein was promoted to Executive Vice President, Hotel Pennsylvania and Senior Vice President, Vornado Realty Trust;

Gary Hansen was promoted to Senior Vice President and Controller, Alexander’s;

Jared Silverman was promoted to Vice President, Office Leasing;

Darren Chan was promoted to Vice President, Acquisitions and Capital Markets;

Blaise Lucas was promoted to Vice President and Assistant Controller, Alexander’s; and

Deirdre Maddock was promoted to Vice President, Corporate Investments.

Welcome to Sangjoon Hahm, VP, Design and Construction; Sara O’Toole, VP, Leasing Counsel and Rudy Tauscher, General Manager, 220 Central Park South.

Year after year, I am fortunate to work every day, with the gold medal team. Our operating platform heads are the best in the business. Thanks again to my partners David Greenbaum, Michael Franco and Joe Macnow.

We are fortunate to have in our Operating and Finance Divisions a group of super leaders, our exceptional Division Executive Vice Presidents. They deserve special recognition and our thanks: Glen Weiss, Leasing — New York Office; Barry Langer, Development — New York; Ed Hogan, Leasing — New York Retail; Michael Doherty — BMS; Robert Entin, Chief Information Officer; Fred Grapstein, Hotel Pennsylvania; Mark Hudspeth, Capital Markets; Matthew Iocco, Chief Accounting Officer; Brian Kurtz, Financial Administration; Myron Maurer, Chief Operating Officer — theMART; Tom Sanelli, Chief Financial Officer — New York; Gaston Silva, Chief Operating Officer — New York; and Craig Stern, Tax & Compliance.

Thank you as well to our very talented and hardworking 27 Senior Vice Presidents and 68 Vice Presidents who make the trains run on time, every day.

Our Vornado Family has grown with 11 marriages and 16 births this year, 6 girls and 10 boys, but who’s counting?

Many thanks to Joe Macnow and LouAnn Bell who have been helping me with my letter forever and special thanks to Lisa Vogel.

On behalf of Vornado’s Board, senior management and 3,989 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

One Last Thing - I have run Vornado since 1980...that’s a long time. A lot has happened since then. In the beginning, the equity value of Vornado was $35 million; today it is over $19 billion at NAV, plus almost $7 billion of equity distributed to shareholders in the two recent spin-offs, plus $8.7 billion in dividends paid along the way (about an 18% IRR on a per share basis over 38 years). I am unbelievably indebted to my partners and colleagues over these 38 years, who have contributed full measure to our success and to my happiness. BTW, I feel fine...thanks for asking.

Steven Roth
Chairman and CEO

April 2, 2018

Again this year, I offer to assist shareholders with tickets to my wife’s Tony award-winning Best Musical Kinky Boots, now in its fifth year. And to my son’s productions of Angels in America, The Book of Mormon, Frozen and Mean Girls. Please call if I can be of help.

We are so proud of Rebecca, who will be attending YALE in September. And little two-year-old Levi, who is even now building tall buildings.

Below is a reconciliation of Net Income to NOI, as adjusted:

($ IN MILLIONS)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008
Net Income	264.1	982.0	859.4	1,009.0	564.7	694.5	740.0	708.0	128.5	411.4
Our share of (income) loss from partially owned entities	(15.2)	(168.9)	9.9	58.5	336.3	(428.9)	(125.5)	(85.6)	(67.2)	167.8
Our share of (income) loss from real estate fund	(3.2)	23.6	(74.1)	(163.0)	(102.9)	(63.9)	(22.9)	—	—	—
Interest and other investment income, net	(37.8)	(29.6)	(27.2)	(38.6)	20.8	252.7	(156.6)	(234.6)	117.3	6.0
Net gains on disposition of assets	(.5)	(160.4)	(149.4)	(13.6)	(2.0)	(4.9)	(10.9)	(15.9)	21.0	(17.6)
Loss (income) from discontinued operations	13.2	(404.9)	(223.5)	(686.9)	(666.8)	(378.1)	(394.4)	(351.6)	(280.7)	(640.6)
NOI attributable to noncontrolling interests	(65.3)	(66.2)	(64.9)	(55.0)	(58.6)	(45.3)	(47.9)	(47.8)	(44.9)	(47.1)
Depreciation, amortization expense and income taxes	470.4	428.2	294.8	360.7	342.5	304.5	309.2	301.3	298.9	314.3
General and Administrative expense	159.0	149.6	149.3	141.9	150.3	140.5	137.5	145.7	166.7	131.3
Acquisition and transaction related costs	1.8	9.4	12.5	18.4	24.9	17.4	34.9	38.6	44.1	80.9
Our share of NOI from partially owned entities	269.2	271.1	245.8	207.7	175.1	152.1	132.2	100.8	101.6	76.7
Interest and debt expense	345.6	330.2	309.3	337.4	323.5	315.7	338.0	348.9	396.3	402.8
NOI	1,401.3	1,364.1	1,341.9	1,176.5	1,107.8	956.3	933.6	907.8	881.6	885.9
Certain items that impact NOI	(20.6)	(28.1)	(62.8)	(38.7)	(34.1)	(23.9)	(8.8)	(8.0)	(18.6)	(12.8)
NOI, as adjusted	1,380.7	1,336.0	1,279.1	1,137.8	1,073.7	932.4	924.8	899.8	863.1	873.1

Below is a reconciliation of Net Income to FFO:

($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008
Net Income	227.4	906.9	760.4	864.9	476.0	617.3	662.3	647.9	106.2	359.3
Preferred share dividends	(65.4)	(83.3)	(80.6)	(81.5)	(84.0)	(67.9)	(60.5)	(51.2)	(57.1)	(57.1)
Net Income applicable to common shares	162.0	823.6	679.8	783.4	392.0	549.4	601.8	596.7	49.1	302.2
Depreciation and amortization of real property	468.0	531.6	514.1	517.5	501.8	504.4	530.1	505.8	508.6	509.4
Net gains on sale of real estate	(3.5)	(177.0)	(289.1)	(507.2)	(411.6)	(245.8)	(51.6)	(57.2)	(45.3)	(57.5)
Real estate impairment losses	—	160.7	0.3	26.5	37.1	130.0	28.8	97.5	23.2	—
Partially-owned entities adjustments:
Depreciation of real property	137.0	154.8	144.0	117.8	157.3	154.7	170.9	148.3	140.6	115.9
Net gains on sale of real estate	(17.8)	(2.9)	(4.5)	(11.6)	(0.5)	(241.6)	(9.8)	(5.8)	(1.4)	(9.5)
Income tax effect of adjustments	7.7	6.3	16.8	—	(26.7)	(27.5)	(24.6)	(24.6)	(22.9)	(23.2)
Real estate impairment losses	—	—	—	(7.3)	6.6	11.6	—	11.5	—	—
Noncontrolling interests’ share adjustments	(36.7)	(41.1)	(22.4)	(8.0)	(15.1)	(16.6)	(41.0)	(46.8)	(47.0)	(49.7)
Interest on exchangeable senior debentures	—	—	—	—	—	—	26.1	25.9	—	25.3
Preferred share dividends	1.1	1.6	—	—	0.1	—	0.3	0.2	0.2	0.2
Funds From Operations	717.8	1,457.6	1,039.0	911.1	641.0	818.6	1,231.0	1,251.5	605.1	813.1
Funds From Operations per share	3.75	7.66	5.48	4.83	3.41	4.39	6.42	6.59	3.49	4.97

Below is a reconciliation of Net Income to Net Income, as Adjusted:

($ IN MILLIONS)	2017	2016
Net Income applicable to common shares	162.0	823.6
Washington, DC	20.9	(70.6)
Real Estate Fund	10.8	21.0
Certain other items that impact net income	57.2	(544.8)
Net income, as Adjusted	250.9	229.2

Below is a reconciliation of Net Income to EBITDA, as Adjusted

($ IN MILLIONS)	2017
Net income	238.3
Interest and debt expense	468.6
Depreciation and amortization	612.3
Income tax expense	43.0
EBITDA	1,362.2
Adjustments(25)	(106.2)
EBITDA, as adjusted	1,256.0

Below is a reconciliation of Total Assets to Total Assets, as Adjusted:

($ IN MILLIONS)	2017	2016
Total Assets	17,397.9	20,814.8
Adjustments:
Assets related to discontinued operations	(1.3)	(3,568.6)
666 Fifth Avenue Office	(37.1)	(53.3)
Real Estate Fund	(354.8)	(462.1)
Cash available to repay revolving credit facilities	—	(115.6)
Accumulated depreciation	2,885.2	2,581.5
Total Assets, as Adjusted	19,889.9	19,196.7

Below is a reconciliation of Revenues to Revenues, as Adjusted:

($ IN MILLIONS)	2017	2016
Revenues	2,084.1	2,003.7
Assets related to sold properties	—	(9.9)
Revenues, as Adjusted	2,084.1	1,993.8

(25) Includes income from the Washington DC business, the Real Estate Fund, gains on sale of real estate, impairment losses and other adjustments.